EXHIBIT 10.6
                 AGREEMENT OF MUTUAL RELEASE AND INDEMNIFICATION

      THIS AGREEMENT OF MUTUAL RELEASE AND INDEMNIFICATION ("the Agreement") is made and entered into as of November 10, 2005, by and among SAGAMORE HOLDINGS, INC., a Florida corporation ("Sagamore"), NECI ACQUISITION, INC. d/b/a NEXUS CUSTOM ELECTRONICS CORP., a Florida corporation and wholly-owned subsidiary of Sagamore ("Nexus") and JOSEPH DONOHUE ("Donohue"). (Sagamore and Nexus as well as any other subsidiary corporations of either are collectively referred to herein as the "Company").

                                 R E CI T A L S:

      WHEREAS, Sagamore and Donohue are parties to that certain Employment Agreement dated September 20, 2004 (the "Employment Agreement");

      WHEREAS, pursuant to the terms of the Employment Agreement, Donohue has served as Chief Executive Officer of Sagamore;

      WHEREAS, pursuant to the terms of the Employment Agreement, Sagamore agreed to pay Donohue an annual salary in an amount equal to $150,000 (the "Salary"), as well as provide other employment benefits including, but not limited to health insurance and a car allowance;

      WHEREAS, Donohue desires to resign as Vice-President and a member of the Board of Directors of Sagamore effective as of the date hereof and Sagamore desires to accept Donohue's resignation as Vice-President and a member of the Board of Directors of Sagamore;

      WHEREAS, Sagamore and Nexus desire to fully and completely release Donohue from any and all liabilities and obligations owed to Sagamore and/or Nexus whether known or unknown under the Employment Agreement and Donohue desires to fully and completely release Sagamore and/or Nexus for any and all liabilities and obligations owed to Donohue whether known or unknown under the Employment Agreement.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the mutual agreements, covenants and premises set forth herein for certain other good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Recitals. The forgoing recitals are true and correct and are incorporated herein by this reference.

      2. Resignation. Effective as of the date hereof, Donohue hereby resigns as an officer/employee and director of the Company.

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      3. Representation by Donohue. Donohue hereby represents to Sagamore and
Nexus that he has fully disclosed to Sagamore any disputes and/or liabilities with respect to Sagamore and/or Nexus that he has knowledge of, or reasonably should have knowledge of.

      4. Return of Shares of Common Stock. In consideration of the terms of the release and indemnification provisions contained herein, Donohue hereby agrees to return to Sagamore four million four hundred twelve thousand five hundred (4,412,500) shares of common stock of Sagamore, par value $0.001 per share (the "Sagamore Common Stock"). Donohue hereby represents that after the return of the four million four hundred twelve thousand five hundred (4,412,500) shares of Sagamore Common Stock, Donohue shall own four million four hundred twelve thousand five hundred (4,412,500) shares of Sagamore Common Stock (the "Donohue Shares") and shall not own, nor have any rights and/or interests in, nor have any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any securities of Sagamore and/or Nexus, except for the Donohue Shares.

      5. Restrictions on Sale of the Donohue Shares. Donohue hereby agrees that Donohue shall not sell any of the Donohue Shares until July 1, 2006. Donohue hereby agrees that from July 1, 2006 through December 31, 2006, Donohue shall be prohibited from selling more than fifty thousand (50,000) of the Donohue Shares in any calendar month. Donohue and Sagamore hereby agree that subsequent to December 31, 2006. Subsequent to December 31, 2006, Donahue and Sagamore hereby agree that there shall be no contractual restrictions imposed by Sagamore on the transferability of the Farrell Shares.

      6. Health Insurance Coverage. Sagamore and Donohue hereby agree that Sagamore shall provide Donohue with health insurance through December 31, 2006, as currently provided to Donohue by Sagamore.

      7. Release of Donohue. Except for matters arising out of this Agreement, the Company, on behalf of itself, its successors, heirs, and assigns, hereby irrevocably covenants not to sue and hereby irrevocably releases and discharges Donohue from any claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to Donohue serving as an employee, officer, director or promoter of the Company, including matters arising out of the Employment Agreement. The Company further agrees that nothing in this Agreement shall be deemed a waiver or release by Donohue of or otherwise affect any right he may have to indemnification or legal representation, including any right Donohue has to indemnification and legal representation under this Agreement, the Company's Articles of Incorporation or Bylaws and/or existing law.

      8. Release of the Company. Except for matters arising out of this Agreement, Donohue, on behalf of himself, his successors, heirs, and assigns, hereby irrevocably covenants not to sue and hereby irrevocably releases and discharges the Company and its former and current directors, officers, employees, and shareholders from any and all liabilities and obligations as well as any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability


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

whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities of the Company under the Employment Agreement. Notwithstanding anything to the contrary herein, Donohue hereby agrees to make himself available to the Company in connection with any dispute or proceeding related to Jaco Electronics, Inc.

9. Indemnification of Donohue.

      A. Indemnification by the Company. To the fullest extent permitted by applicable law (or any successor provision) and the Company's Articles of Incorporation and Bylaws, the Company shall promptly indemnify Donohue for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by Donohue in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Donohue of services for the Company, including as an employee, officer, director or promoter of the Company.

      Promptly after receipt by Donohue of notice of the assertion of a claim against him for actions related to such services, Donohue will give the Company written notice of the assertion of such claim. If any claim is brought against Donohue by means of a proceeding and Donohue gives written notice to the Company of the commencement of such proceeding, the Company will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Company is also a party to such proceeding and Donohue determines in good faith that joint representation would be inappropriate or (ii) the Company fails to provide reasonable assurance to Donohue of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Donohue. After written notice from the Company to Donohue of its election to assume the defense of such proceeding, the Company will not, as long as it diligently conducts such defense, be liable to Donohue under this indemnification for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Donohue in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Company assumes the defense of a proceeding, (i) except for claims with respect to willful misconduct or which indemnification would be contrary to state law, it will be conclusively established for purposes of this indemnification that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Company without Donohue's consent, which consent Donohue shall not unreasonably withhold. If written notice is given to the Company of the commencement of any proceeding and the Company does not, within ten business days after Donohue's written notice is given, give written notice to Donohue of its election to assume the defense of such proceeding, the Company will be bound by any determination made in such proceeding.

      To the extent that there is any discrepancy between the indemnification provided under this Agreement and the Company's current Articles of Incorporation or Bylaws, the document providing the broadest scope of indemnification shall apply.


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

      B. Remedies of Donohue. In the event that payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or Donohue otherwise seeks enforcement of this Agreement, and subject to any applicable provision of law, Donohue shall be entitled to a final adjudication in an appropriate court of his rights. Alternatively, and subject to any applicable provision of law, Donohue at his option may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association now in effect, whose decision is to be made within ninety (90) days following the filing of the demand for arbitration.

      10. Non-disparagement. Donohue and the Company shall (and the Company shall cause its affiliates to) refrain from making any written or oral statement or taking any action, directly or indirectly, which the other reasonably knows or reasonably should know to be a disparaging or negative comment concerning the other and shall refrain from suggesting that any such disparaging or negative comment concerning the other be made except as may be compelled by a court of competent jurisdiction. Neither the Company nor Donohue shall post, submit or influence any information to any Internet "chat" site or Internet "posting message board" with respect to the other.

      11. Binding Nature. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

      12. Independent Representation. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement.

      13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

      14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of conflicts or choice of laws rules or comity and the parties hereto agree that any suit brought hereunder shall be brought only in the Circuit Court for the Eleventh Judicial Circuit in and for Miami-Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division.

      15. Enforceability. If any provision (or portion thereof) of this Agreement is adjudged invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force and effect. In any such case, the provision deemed unenforceable shall be remade or interpreted by the parties in a manner that such provision shall be enforceable to preserve, to the maximum extent possible, the original intention and meaning thereof and such provision, as so modified or interpreted, shall remain in full force and effect thereafter.


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

      16. Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

      17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof.

                  [Remainder of page intentionally left blank.]


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

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.


                                        SAGAMORE HOLDINGS, INC.

                                        By: /s/ Daniel J. Shea
                                            ------------------------------------
                                        Name: Daniel J. Shea
                                        Title: Chief Financial Officer


                                        NECI ACQUISITION, INC.

                                        By: /s/ Daniel J. Shea
                                            ------------------------------------
                                        Name: Daniel J. Shea
                                        Title: President


                                        /s/ Joseph Donohue
                                        ----------------------------------------
                                        JOSEPH DONOHUE


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